UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14(a)-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

SCHOOL SPECIALTY, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

THIS FILING CONSISTS OF A LETTER, DATED MAY 31, 2005, FROM MR. DAVID VANDER ZANDEN, THE COMPANY’S PRESIDENT AND CHIEF EXECUTIVE OFFICER, TO THE COMPANY’S EMPLOYEES REGARDING THE PROPOSED MERGER.

May 31, 2005

To All School Specialty Associates:

The attached Press Release announces that our Company, School Specialty, will be purchased by affiliate of Bain Capital, a private equity firm located in Boston, MA, for $49.00 per share. The total sale price will be approximately $1.5 billion. Pending a shareholder vote that we expect to occur in August, regulatory approval, and Bain’s ability to obtain financing under certain terms, the actual sale of the Company will likely occur in September or October.

When the sale closes, you will no longer be able to buy stock in School Specialty. If you are a current stockholder, you will receive $49 per share at closing. If you have stock options, they will all vest 100% at closing, and you will receive the difference between the strike price per share and $49 per share.

Bain has indicated to me that they do not currently intend to make management changes. While there are never promises in a situation like this, I doubt very much that there will be any job loss as a result of this change of ownership. Bain is in the investment business. They do not sell goods or services like we do. They obtain money from their investors and use those funds to buy good companies like ours. Their goal is to own them for a period of time, generally about 5-7 years, and then sell them to someone else, or to the general public in an IPO. If the latter were to occur, we would be public again like we are today.

My experience with the people that I have met from Bain has been excellent. I have been working with them since last November when discussions between the companies first began. They are a very professional group, highly regarded by many, and very, very smart. I was extremely impressed with the integrity of everyone that I met. Probably the greatest change will be that some if not all of our directors will no longer be directors of the Company. It is quite common in transactions like this that the Board will consist almost entirely of Bain appointees. I expect that they will provide support on key initiatives.

Today we filed an 8K with the SEC. The merger agreement is attached to the 8K. It contains all of the terms and conditions for the sale of the company. It also establishes some limits on our decision making while we are in this period between the signing of the merger agreement and the actual close of the sale. These limitations are in place to allow Bain the opportunity to monitor important company events and certain decisions that may affect our current and/or future value. As a result, it may take a little bit longer for you to obtain approval for certain requests that were promptly processed in the past. But rest assured, Bain wants the company to move forward and will support good decisions that benefit the company, and our customers.

We intend to file a proxy with the SEC, that will, among other things list all of the activities that occurred leading up to today’s announcement.

There are probably few changes that I expect after the sale closes. We will continue to acquire companies as we do today, and continue to pursue our current vision and mission. Bain likes where we are headed, and will help us get there. Probably one of the most important changes will be that we have more debt on our balance sheet. Increasing cash flow so we can reduce this debt will be one of the most important goals that we have. We must use our resources optimally. While we do a great job today, we will focus even more attention on cash flow in the future.

A public company faces constant trade-offs between short-term profits and long-term investments. As a private company, we will still face some trade-offs of this type, but we will have much greater flexibility and we will be able to put more emphasis on the long run.

There will be much more to share with you about this exciting and important change in our ownership over the next few months.

Between now and the time the sale closes, it is our job to continue to focus on the customer and make sure that we are satisfying their needs.

I have also attached a power point presentation that contains more information about Bain, as well as the transaction. We will post this on the intranet. Please feel free to call me with any questions, or to use the Hey Dave option on the intranet.

As always, thanks for everything that you do for School Specialty.

Dave Vander Zanden
CEO

School Specialty, Inc.

920-882-5602

In connection with the Company’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, the Company will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of the Company, a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to School Specialty, Inc., W6316 Design Drive, Greenville, WI 54942, Attention: Chief Financial Officer, Telephone: 920-734-5712, or from the Company’s website, http://www.schoolspecialty.com.

The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock as of July 6, 2004 is also set forth in the Schedule 14A filed by the Company on July 20, 2004 with the SEC.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of Bain and its affiliates to obtain financing or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of the Company are described in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the fiscal year ended April 24, 2004.